Atlas Mining Company
Including NanoClay Technologies, Inc., Other Subsidiaries and Atlas Managed Ventures

Regulation FD Compliance and Investor Relations and Communications policy

Effective August 8, 2007

Disclosure of Information
to
The Public, The Media and Analysts

I.	THE POLICY

1.	General Considerations

Contacts with investors and analysts are important; they affect the views and attitudes of key market participants toward Atlas Mining Company (together with NanoClay Technologies, Inc. and other subsidiaries, the "Company"). If improperly conducted, those contacts might expose the Company to liability for material misstatements. Additionally, any person who makes an unauthorized disclosure of material, non-public information to an analyst, investor or other person outside the Company could potentially be held liable for illegal tipping if the information recipient trades in the Company's securities. If a violation of this Policy is viewed by the SEC as having caused the Company to violate Regulation FD, which could occur if the Company is unable to persuade the SEC that your communication was unauthorized and/or otherwise contrary to this Policy, the Company also may be subject to an SEC enforcement action. And you might be sued by the SEC as a "cause" of the Company's FD violation.

The Company has established practices, formalized in this Policy, to protect its reputation and minimize exposure to legal liability.

2.	Authorized Spokespersons

Any director, officer, associate or agent of the Company who regularly communicates with investors and/or securities professionals may be deemed to be a person "acting on behalf of" the Company for purposes of Regulation FD. Such persons therefore may subject the Company to possible SEC enforcement action for violation of Regulation FD if he or she communicates (orally or in writing) material, non-public information to market professionals and investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:

▪	Form 8-K or other document filed with, or submitted to, the SEC;

▪	a press release; or

▪
a conference call (or webcast of such call) open to the public at large (even if on a "listen-only" basis where an authorized spokesperson deems it appropriate), and upon adequate advance notice within the meaning of Regulation FD.

It is the Company's intent to limit the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company - both to ensure the Company's compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company designates the following persons as the sole "Authorized Spokespersons" for the Company:

▪	Chief Executive Officer

▪	Executive Vice President of Corporate Development and Strategy

All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing shareholders and/or debt holders and potential investors (except in the context of planned and authorized presentations) with regard to the Company's business operations or prospects as well as the Company's financial condition, results of operations, or any development or plan affecting the Company, should be referred immediately and exclusively to an applicable Authorized Spokesperson.

From time to time, other officers, employees or members of the Board may be designated by such Authorized Spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate, in which case they too shall be deemed "Authorized Spokespersons" for purposes of this Policy.

3.	Inadvertent Disclosure

Should you become aware of facts suggesting that material, non-public information (as defined above) may have been communicated in violation of this Policy to a securities professional, an investor or potential investor, or the press - regardless of whether you know who within the Company made the communication or whether it was oral, written or made by electronic means (e.g., e-mail, Internet chat room, etc.), please notify the Chief Executive Officer immediately. In certain circumstances, steps can be taken promptly upon discovery of such disclosure to protect both the Company and the individual director, officer or associate responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of an inadvertent selective disclosure to fully disclose the information in question to the public and thereby avoid a potential SEC enforcement action.

4.	Advance Review Of Speeches And Presentations

Whenever practicable, the Company will encourage investor and analyst conferences in which Company directors, officers or associates participate to be open to the public and simultaneously webcast. The planned or pre-scripted portion of any conference presentation regarding the Company by a director, officer or associate must be reviewed in advance by at least one of the Authorized Spokespersons. If the conference is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of material, non-public information.

5.	Responding To Rumors

Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company's general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Individual directors, officers and associates should not comment upon or respond to such rumors and/or media reports and should refer any requests for comments or responses to the Company's head of corporate communications.

6.	Broad, Public Dissemination

It is the Company's policy to disseminate material information broadly throughout the marketplace. In disclosing material information, the Company follows a regimen intended to disseminate the news broadly. Specifically, the Company has a policy of disclosing information to the public pursuant to any or all of the means described in this Policy. Material information should not be disclosed initially in investor forums to which access may be limited (such as investor conferences and "one-on-one" meetings with investors or analysts). Such limited disclosure can create an unfair advantage for such persons. For purposes of these discussions, the key litmus test is that material information must be disseminated broadly before or as it is discussed with any investor or analyst.

II.	VIOLATIONS OF THE POLICY

In view of the seriousness of these matters, and in addition to the legal consequences described elsewhere in this Policy, the Company will discipline any person who violates these policies by any appropriate means, including dismissal.

Remember, any of the consequences for violation of this Policy, and even an investigation that does not result in the finding of a violation, can tarnish your reputation and irreparably damage you and the Company.

III.	ADDITIONAL ASSISTANCE

No Policy can address every situation that arises in the day-to-day exchanges with market participants. Any questions regarding the application of this Policy to specific transactions in securities or communication of material, non-public information outside the Company should be referred to the Chief Executive Officer or the Executive Vice President of Corporate Development and Strategy.